EXHIBIT 99


                                 PROMISSORY NOTE

US $500,000.00                                                  August 6, 2002

For value received, the undersigned, Kestrel Energy Inc, a Colorado corporation (the "BORROWER"), hereby promises to pay to the order of Samson Exploration N.L., ACN 009 069 005 an Australian corporation (the "LENDER"), on demand, the principal amount of FIVE HUNDRED THOUSAND United States DOLLARS AND NO CENTS (US $500,000.00), together with all accrued but unpaid interest and other amounts as specified herein.

This Note is subject to the following additional provisions, terms and conditions:

1.    PRINCIPAL.
      The entire unpaid balance of this Note plus all accrued but unpaid interest thereon shall be due and payable on November 5, 2002 or at any other date agreed to by both parties. All principal payments shall be accompanied by accrued interest on the principal amount being repaid to the date of payment. The Borrower may, at any time, and from time to time, prepay all or any part of the unpaid principal balance of this Note without premium or penalty, but prepayments of less than all of the unpaid balance of this Note shall be in the amount of US$10,000 and in integral numbers thereof.

2.    INTEREST.
(a) The Borrower agrees to pay interest in respect of the unpaid principal balance of this Note from the date of advance to maturity at a rate per annum equal to ten percent (10%). Overdue principal and, to the extent permitted by law, overdue interest in respect thereof and all other overdue amounts owing hereunder shall bear interest, before and after judgment, for each day that such amounts are overdue at a rate per annum equal to twelve percent (12%).

(b) Interest on this Note shall be payable upon the payment or prepayment, in full or in part, of any of the principal amount of this Note.
(c) All computations of interest, both before and after maturity, shall be made on a daily basis for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable, and shall be calculated on the amount outstanding from time to time.
(d) Interest on the principal of this Note shall accrue from and including the date hereof.

3.    PAYMENTS.
      All payments under this Note shall be made without defense, setoff, counterclaim or withholding to the Lender not later than 12:00 noon (Perth, Western Australia time) on the date when due and shall be made in US Dollars in immediately available funds. Whenever any payment to be made under this Note shall be stated to be due on a day that is not a business day, the due date thereof shall be


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      extended to the next succeeding business day, and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension. Each payment received by the Lender shall be applied first to late charges and collection expenses, if any, then to the payment of accrued but unpaid interest due hereunder, and then to the reduction of the unpaid principal balance hereof.

4.    FINANCING FEE.
      Borrower agrees to pay to Lender a financing fee equal to ten percent (10%) of the total funds borrowed, excluding any interest paid and due to be paid. Based on the loan amount of FIVE HUNDRED THOUSAND UNITED STATES Dollars (US$500,000.00) Borrower agrees to pay to Lender a financing fee equal to FIFTY THOUSAND UNITED STATES dollars (US$50,000.00) payable in US dollars or (at the Lender's election) in free trading shares of Victoria Petroleum N.L. The price per share at which this financing fee is convertible shall be the net weighted average of the closing price of Victoria Petroleum shares for the 5 trading days immediately preceding the date funds are received by the Borrower into an account under their control in the United States

5.    REMEDIES.
      The Lender may on the due date declare the entire unpaid principal balance of this note, together with all accrued but unpaid interest thereon, immediately due and payable. Upon such demand, the entire unpaid principal balance of this Note, together with all accrued but unpaid interest thereon, shall automatically and immediately become due and payable, and thereafter the Lender may proceed to enforce payment of the same and to exercise any and all of the rights and remedies afforded herein as well as all other rights and remedies possessed by the Lender by law or otherwise.

6.    NO WAIVER BY LENDER.
      No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder and no course of dealing between the Borrower and the Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.    WAIVERS.
      Except as otherwise expressly provided for herein, the makers, signers, sureties, guarantors and endorsers of this Note severally waive notice of acceptance of this Note, notice of extension of credit, demand, presentment, notice of presentment, notice of dishonor, notice of intent to demand or accelerate payment hereof, notice of demand, notice of acceleration, diligence in collecting, grace, notice and protest, and agree to one or more renewals or extensions for any period or periods of time, partial payments and releases or substitutions of security, in whole or in part, with or without notice, before or after maturity. If this Note shall be collected by legal proceedings or through a court, or shall be placed in the hands


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      of an attorney for collection after default or maturity, the Borrower agrees to pay all costs of collection, including reasonable attorneys' fees.

8.    SECURITY.
      8.1 Borrower will be provided with a first ranking fixed and floating charge over all assets of Kestrel Energy Inc. and its Subsidiaries (other than the shares referred to in clause 8.2):

      8.2 The Borrower as beneficial owner will transfer and assign to the Lender, by way of first-ranking legal mortgage, 25,000,000 fully paid ordinary shares in Victoria Petroleum NL (ABN 50 008 942 827) as security for the due and punctual payment of the principal, interest and other moneys owing, or to become owing, under this Note. The Borrower warrants and represents to the Lender that the Borrower is the registered holder and beneficial owner of those shares, free from all liens, charges and encumbrances, and that the shares have been granted official quotation by Australian Stock Exchange Limited.

9.    CHOICE OF LAW.
      This note (including the validity and enforceability hereof) shall be governed by and construed in accordance with the laws of the state of Western Australia, without giving effect to conflict of laws rules or choice of laws rules thereof.

10.   INTEGRATION.
      This note represents the final agreement of the borrower and the lender and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

11.   POWER OF ATTORNEY.
      The Borrower hereby irrevocably appoints the Lender and each of the Lender's directors for the time being severally its attorneys in its name and on its behalf to execute, sign and do all documents and things necessary to carry the provision of this Note into effect (including, but not in any way limited to, perfecting the security referred to in clause
      8), and this appointment will remain in effect, until all principal, interest and other moneys owing, or to become owing, under this Note have been repaid in full.

12.   PUBLICITY.
      The Borrower acknowledges that the Lender may be required to disclose details of these arrangements to the Australian Stock Exchange.


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EXECUTED as of the date first written above.

Kestrel Energy Inc.



By: /s/Barry D. Lasker
   ----------------------------------
Barry D. Lasker
President and Chief Executive Officer


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